Exhibit 1.1

February 6, 2026

Ernexa Therapeutics, Inc.

1035 Cambridge Street, Suite 18A

Cambridge, MA 02141

Attention: Sanjeev Luther

Re:	Placement Agency Agreement

Dear Mr. Luther:

Subject to the terms and conditions of this letter agreement (this “Agreement”) by and between Brookline Capital Markets, a division of Arcadia Securities, LLC, as placement agent (the “Placement Agent”), and Ernexa Therapeutics, Inc., a Delaware corporation (the “Company”), the parties hereby agree that the Placement Agent shall serve as the placement agent for the Company, on a “reasonable best efforts” basis, in connection with the proposed offering (the “Placement”) of securities of the Company, consisting of: (i) shares (the “Shares”) of common stock, par value $0.005 per share (“Common Stock”), (ii) pre-funded warrants to purchase shares of Common Stock (the “Pre-Funded Warrants”), and (iii) warrants to purchase one share of Common Stock (the “Warrants”). The Shares, Pre-Funded Warrants and Warrants actually sold by the Placement Agent are referred to herein as the “Placement Securities.” The shares of Common Stock issuable upon exercise of the Pre-Funded Warrants are herein referred to as the “Pre-Funded Warrant Shares” and the shares of Common Stock issuable upon exercise of the Warrants are herein referred to as the “Warrant Shares”. The Placement Securities, the Pre-Funded Warrant Shares and the Warrant Shares shall be offered and sold under the Company’s registration statement on Form S-1 (File No. 333-293150), which was declared effective by the Securities and Exchange Commission (the “Commission”) on February 5, 2026. This Agreement, together with the other documents executed and delivered by the Company and/or the Purchasers (as defined below) in connection with the Placement, including, without limitation, one or more securities purchase agreements in the form of Exhibit A attached hereto (the “Purchase Agreements”), shall be collectively referred to herein as the “Transaction Documents.” The terms of the Placement shall be mutually agreed upon by the Company and the purchasers party to the Purchase Agreements (each, a “Purchaser” and collectively, the “Purchasers”), and nothing herein constitutes that the Placement Agent would have the power or authority to bind the Company or any Purchaser, or an obligation for the Company to issue any Placement Securities or complete the Placement. The Company expressly acknowledges and agrees that the Placement Agent’s obligations hereunder are on a reasonable best-efforts basis only and that the execution of this Agreement does not constitute a commitment by the Placement Agent to purchase the Placement Securities and does not ensure the successful placement of the Placement Securities or any portion thereof or the success of the Placement Agent with respect to securing any other financing on behalf of the Company. The Placement Agent may retain other brokers or dealers to act as sub-agents or selected dealers on its behalf in connection with the Placement. Certain affiliates of the Placement Agent may participate in the Placement by purchasing some of the Placement Securities. The sale of Placement Securities to any Purchaser will be evidenced by the Purchase Agreement between the Company and such Purchaser, in a form reasonably acceptable to the Company and the Purchaser; provided, that, at a Purchaser’s option, Purchasers who do not enter into a securities purchase agreement shall rely solely on the Preliminary Prospectus and the Prospectus in connection with the purchase of securities in the Placement. Capitalized terms that are not otherwise defined herein have the meanings given to such terms in the Purchase Agreements. Prior to the signing of any Purchase Agreement, officers of the Company will be available to answer inquiries from prospective Purchasers.

Section 1. REPRESENTATIONS AND WARRANTIES OF THE COMPANY; COVENANTS OF THE COMPANY.

A.	Representations of the Company. With respect to the Placement Securities, each of the representations and warranties (together with any related disclosure schedules thereto) and covenants made by the Company to the Purchasers in the Purchase Agreements in connection with the Placement, is hereby incorporated herein by reference into this Agreement (as though fully restated herein) and is, as of the date of this Agreement and as of the Closing Date, hereby made to, and in favor of, the Placement Agent, and each such representation, warranty and covenant shall also be deemed to apply to the Placement Agent Shares (as defined below) solely for purposes of this Agreement, where applicable. In addition to the foregoing, the Company represents and warrants that there are no affiliations with any Financial Industry Regulatory Authority (“FINRA”) member firm participating in the Placement among the Company’s officers, directors or, to the knowledge of the Company, any ten percent (10.0%) or greater stockholder of the Company.

B.	Covenants of the Company. The Company covenants and agrees to continue to retain (i) a firm of Public Company Accounting Oversight Board independent registered public accountants for a period of at least two (2) years after the Closing Date and (ii) a reputable transfer agent for a period of two (2) years after the Closing Date, in each case so long as the Company is then subject to the reporting requirements of the Exchange Act (as defined below). The Company further covenants and agrees, from the date hereof until ninety (90) days after the Closing Date, without the prior written consent of the Placement Agent, that neither the Company nor any Subsidiary shall (a) issue, enter into any agreement to issue or announce the issuance or proposed issuance of any shares of Common Stock or Common Stock Equivalents or (b) file any registration statement or amendment or supplement thereto, other than the Prospectus, filing a registration statement on Form S-8 in connection with any employee benefit plan or the filing of a registration statement or post-effective registration statement registering the Placement Securities issued pursuant to the Purchase Agreements. In addition to the foregoing, from the date hereof until ninety (90) days after the Closing Date, without the prior written consent of the Placement Agent, the Company shall be prohibited from effecting or entering into an agreement to effect any issuance by the Company or any of its Subsidiaries of shares of Common Stock or Common Stock Equivalents (or a combination of units thereof) involving a Variable Rate Transaction. Notwithstanding the foregoing, the two immediately preceding sentences in this Section 1(B) shall not apply in respect of an Exempt Issuance, except that no Variable Rate Transaction shall be an Exempt Issuance.

Section 2. REPRESENTATIONS OF THE PLACEMENT AGENT; covenants of the placement agent.

A.	Representations of the Placement Agent. The Placement Agent represents and warrants that it (i) is a member in good standing of FINRA, (ii) is a registered broker/dealer under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), (iii) is licensed as a broker/dealer under the laws of the United States of America, applicable to the offers and sales of the Placement Securities by the Placement Agent, (iv) is validly existing under the laws of its place of organization or incorporation, and (v) has full power and authority to enter into and perform its obligations under this Agreement. The Placement Agent will immediately notify the Company in writing of any change in its status with respect to subsections (i) through (v) above.

B.	Covenants of the Placement Agent. The Placement Agent covenants that it will (i) use its reasonable best efforts to conduct the Placement hereunder in compliance with the provisions of this Agreement and the requirements of applicable law and (ii) solicit the exercise of any Warrants sold in connection with the Placement, including by coordinating the outreach on behalf of the Company to the holders of any such Warrants.

Section 3. COMPENSATION.

A.	In consideration of the services to be provided for hereunder, the Company shall pay to the Placement Agent and/or its respective designees a cash fee of six and a half percent (6.5%) of the gross proceeds from the Placement of the total amount of Placement Securities sold in the Placement (the “Cash Fee”); provided, however, that the Cash Fee in respect of the gross proceeds from the Placement of the total amount of Placement Securities sold to any investor that was a holder of equity securities of the Company as of September 26, 2025 (each such investor, an “Existing Investor”), if any, shall be reduced to one and one-half percent (1.5%).

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B.	In consideration of the services to be provided for hereunder, the Company shall issue to the Placement Agent and/or its respective designees a number of shares of Common Stock equal to one and one-half percent (1.5%) of the aggregate number of Shares (or any Pre-Funded Warrants in lieu thereof) sold in the Placement; provided, however, that with respect to any Shares (or any Pre-Funded Warrants in lieu thereof) sold to an Existing Investor, the applicable percentage shall be reduced to one-half percent (0.5%) (such shares so issued to the Placement Agent, the “Placement Agent Shares”). Delivery of the Placement Agent Shares shall be made at the Closing Date and shall be issued in the name or names and in such authorized denominations as the Placement Agent may request.

C.	The Placement Agent shall be entitled to an additional Cash Fee and additional Placement Agent Shares (the “Tail Fees”) at the same percentage and as calculated in the manner as set forth in Section 3 hereof with respect to any public or private offering or other financing or capital-raising transaction of any kind involving the issuance of any equity securities or securities that are by their terms convertible into equity securities of the Company or any affiliate or successor of the Company (the “Tail Financing”), to the extent that (a) financing or capital is provided to the Company in the applicable Tail Financing by investors whom the Placement Agent actually introduced the Company to between the date of this Agreement and the Termination Date (as defined below) and who are identified on a schedule to be provided by the Placement Agent to the Company and mutually agreed upon by the Placement Agent and the Company on or prior to the Closing Date (which may be supplemented, modified or amended by mutual written agreement of the Placement Agent and the Company at any time, and from time to time, prior to the Termination Date) and (b) such Tail Financing is consummated at any time within the twelve (12) month period following the Termination Date. For purposes of clarity, no compensation shall be due and owing to the Placement Agent pursuant to this Section 3(C) with respect to any investor in any Tail Financing who is not listed on the aforementioned schedule as in effect at the time of such Tail Financing. For the avoidance of doubt, no Tail Fees will be due for any Existing Investors and this Section 3(C) is subject to Section 6(B) and will be consistent with FINRA Rule 5110(g)(5).

D.	The Placement Agent understands and agrees that there are significant restrictions pursuant to FINRA Rule 5110 against transferring the Placement Agent Shares or any securities issued to the Placement Agent pursuant to Section 3(c) hereof during the one hundred eighty (180) days after this Agreement and by its acceptance thereof shall agree that it will not sell, transfer, assign, pledge or hypothecate any such securities, or any portion thereof, or be the subject of any hedging, short sale, derivative, put or call transaction that would result in the effective economic disposition of such securities for a period of one hundred eighty (180) days following the date of this Agreement to anyone other than (i) a sub-agent or selected-dealer in connection with the Placement or (ii) a bona fide officer, partner, employee or registered representative of the Placement Agent, sub-agent or selected-dealer; and only if any such transferee agrees to the foregoing lock-up restrictions.

E.	In addition to the foregoing, the Company shall pay the Placement Agent a cash fee as compensation for its services set forth in Section 2(B)(ii), payable quarterly on each January 1, April 1, July 1 and October 1 following the Closing Date (or the following business day if such day is not a business day), at the same percentage and as calculated in the manner as set forth in Section 3(A) hereof, with respect to the aggregate cash consideration received by the Company in connection with any cash exercises during such immediately preceding quarter of any Warrants sold in connection with the Placement.

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F.	The Placement Agent reserves the right to reduce any item of compensation or adjust the terms thereof as specified herein in the event that a determination shall be made by FINRA to the effect that the Placement Agent’s aggregate compensation is in excess of FINRA Rules or that the terms thereof require adjustment.

Section 4. EXPENSES. The Company agrees to pay all costs, fees and expenses incurred by the Company in connection with the performance of its obligations hereunder and in connection with the transactions contemplated hereby, including, without limitation: (i) all expenses incident to the issuance, delivery and qualification of the Placement Securities, the Pre-Funded Warrant Shares, the Warrant Shares and the Placement Agent Shares (including all printing and engraving costs); (ii) all fees and expenses of the transfer agent; (iii) all necessary issue, transfer and other stamp taxes in connection with the issuance of the Pre-Funded Warrant Shares, the Warrant Shares and the Placement Agent Shares and the sale of the Placement Securities other than any transfer taxes payable upon the assignment of Pre-Funded Warrants or Warrants by their holders pursuant to the terms of the Pre-Funded Warrants or Warrants, as the case may be; (iv) all fees and expenses of the Company’s counsel, independent public or certified public accountants and other advisors; (v) all costs and expenses incurred in connection with the preparation, printing, filing, shipping and distribution of the Registration Statement (including financial statements, exhibits, schedules, consents and certificates of experts), the Preliminary Prospectus and the Prospectus, and all amendments and supplements thereto, and this Agreement; (vi) all filing fees, reasonable attorneys’ fees and expenses incurred by the Company in connection with qualifying or registering (or obtaining exemptions from the qualification or registration of) all or any part of the Placement Securities for offer and sale under the state securities or blue sky laws or the securities laws of any other country; (vii) the fees and expenses associated with including the Placement Securities and the Placement Agent Shares on the Trading Market; (viii) up to $125,000 for expenses related to legal fees of counsel to the Placement Agent (the “Legal Expense Reimbursement”); and (ix) non-accountable expenses, including IPREO software related expenses, background check expenses, tombstones and marketing related expenses, including road show expenses, and any other non-accountable expenses incurred by the Placement Agent in connection with the Placement; provided, however, that in no event shall Company be obligated to pay expenses in excess of $125,000 in the aggregate without the Company’s consent, not to be unreasonably withheld, conditioned or delayed. It is acknowledged that the Company has heretofore paid an advance to the Placement Agent of an aggregate of $5,000 (the “Advance”), which shall be applied toward the Legal Expense Reimbursement; provided that any portion of the Advance in excess of expenses actually incurred shall be returned to the Company. The Placement Agent reserves the right to reduce any item of compensation or adjust the terms thereof as specified herein in the event that a determination shall be made by FINRA to the effect that the Placement Agent’s aggregate compensation is in excess of FINRA Rules or that the terms thereof require adjustment.

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Section 5. INDEMNIFICATION.

A.	To the extent permitted by law, with respect to the Placement Securities, the Company shall indemnify and hold harmless the Placement Agent and its affiliates, agents, stockholders, directors, officers, employees, members and controlling persons (within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act) (each such entity or person, an “Indemnified Person”) from and against all claims, actions, suits, proceedings (including those of stockholders), damages, costs and liabilities (collectively, “Claims”), and shall reimburse each Indemnified Person for all reasonable fees and expenses (including the reasonable fees and expenses of counsel) (collectively, the “Expenses”) as they are incurred by an Indemnified Person in investigating, preparing, pursuing or defending any Claim that is caused by, arises out of, or is based upon (i) any untrue statements made or any statements omitted to be made in the Registration Statement, the Preliminary Prospectus or the Prospectus, or by any omission or alleged omission to state therein a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading (other than untrue statements or alleged untrue statements in, or omissions or alleged omissions from, information relating to an Indemnified Person furnished in writing by or on behalf of such Indemnified Person for use in the Registration Statement, Preliminary Prospectus or any Prospectus) or (ii) any other actions taken or omitted to be taken by the Company or any Indemnified Person in connection with this Agreement; provided, however, the Company will not be responsible for any Claims or Expenses of any Indemnified Person that are judicially determined to have resulted primarily from such Indemnified Person’s (x) willful misconduct, violation of law or gross negligence in connection with any of the action, inaction or the services described herein, or (y) use of any offering materials or information concerning the Company in connection with the offer or sale of the Placement Securities in the Placement, which were not authorized for such use by the Company and which use constitutes gross negligence, violation of law or willful misconduct.

B.	Promptly after receipt by the Placement Agent of notice of any Claim or the commencement of any action or proceeding with respect to which any Indemnified Person is entitled to indemnity hereunder, the Placement Agent will notify the Company in writing of such Claim or of the commencement of such action or proceeding, but failure to so notify the Company shall not relieve the Company from any obligation it may have hereunder, except and only to the extent such failure results in the forfeiture by the Company of substantial rights and defenses. If the Company so elects or is requested by the Placement Agent, the Company will assume the defense of such action or proceeding and will employ counsel reasonably satisfactory to the Placement Agent and will pay the fees and expenses of such counsel. Notwithstanding the preceding sentence, the Placement Agent will be entitled to employ its own counsel separate from counsel for the Company and from any other party in such action if counsel for the Placement Agent reasonably determine that they would be inappropriate under the applicable rules of professional responsibility for the same counsel to represent both the Company and the Placement Agent. In such event, the reasonable fees and disbursements of no more than one such separate counsel will be paid by the Company, in addition to fees of local counsel.

C.	The Company may not settle, compromise or consent to the entry of any judgment in any pending or threatened Claim, in which indemnification may be sought hereunder (whether or not any Indemnified Person is an actual or potential party thereto), without the prior written consent of the Placement Agent (which will not be unreasonably delayed or withheld) unless such settlement, compromise or consent provides for an unconditional and irrevocable release of each Indemnified Person from any and all liability arising out of such Claim.

D.	The Company agrees to notify the Placement Agent promptly of the assertion against either of them or any other person of any Claim or the commencement of any action or proceeding relating to a transaction contemplated by this Agreement.

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E.	If for any reason the foregoing indemnity is unavailable to the Placement Agent or insufficient to hold the Placement Agent harmless, then the Company shall contribute to the amount paid or payable by the Placement Agent as a result of such Claim or Expenses in such proportion as is appropriate to reflect (a) the relative benefits to the Company on the one hand, and the Placement Agent on the other hand, in connection with the Placement, (b) the relative fault of the parties, and (c) other equitable considerations; provided, however, that in no event shall the amount to be contributed by the Placement Agent exceed the fees actually received by the Placement Agent under this Agreement. Notwithstanding the immediately preceding sentence, to the extent the exception to indemnification contemplated by Paragraph A of this Section applies with respect to the Placement Agent, the Company shall contribute to the amount paid or payable by the Placement Agent as a result of such Claim or Expenses in such proportion as is appropriate to reflect the relative fault of the Company, on the one hand, and the Placement Agent, on the other hand, in connection with the matters contemplated by the Agreement; provided, however, that in no event shall the amount to be contributed by the Placement Agent exceed the fees actually received by the Placement Agent under the Agreement. The Company agrees that for the purposes of this paragraph, the relative benefits to the Company and the Placement Agent of the contemplated transaction (whether or not such transaction is consummated) shall be deemed to be in the same proportion that the aggregate cash consideration payable (or contemplated to be payable) in such transaction bears to the fees paid or payable to the Placement Agent under the Agreement.

F.	These indemnification provisions shall remain in full force and effect whether or not the transaction contemplated by this Agreement is completed, survive the termination of this Agreement, and be in addition to any liability that the Company might otherwise have to any Indemnified Person.

Section 6. ENGAGEMENT TERM.

A.	The Placement Agent’s engagement hereunder will be until the earlier of the Closing Date and February 27, 2026. The date of termination of this Agreement is referred to herein as the “Termination Date.” In the event, however, in the course of the Placement Agent’s performance of due diligence they deem it necessary to terminate the engagement, the Placement Agent may do so prior to the Termination Date. The Company may elect to terminate the engagement hereunder for any reason prior to the Termination Date but will remain responsible for fees pursuant to Section 3 hereof with respect to the Placement Securities, if sold in the Placement. Notwithstanding anything to the contrary contained herein, the provisions concerning the Company’s obligation to pay any fees actually earned pursuant to Section 3 hereof and the provisions concerning confidentiality, indemnification and contribution contained herein, as well as provisions in Section 2(B)(ii) and Sections 10 – 14 hereof will survive any expiration or termination of this Agreement. If this Agreement is terminated prior to the completion of the Placement, all fees and expenses due to the Placement Agent as set forth in Section 3 and Section 4 shall be paid by the Company to the Placement Agent on or before the Termination Date (in the event such fees are earned or owed as of the Termination Date). The Placement Agent agrees not to use any confidential information concerning the Company provided to the by the Company for any purposes other than those contemplated under this Agreement.

B.	Notwithstanding anything to the contrary herein, if the Company determines in its reasonable good faith judgment to make a Termination for Cause with respect to the Placement Agent, (i) the Company shall have no obligation to pay any Tail Fees under Section 3(C) of this Agreement; and (ii) the Company shall have no obligation to issue any Placement Agent Shares under Section 3(B) of this Agreement. For purposes of this Agreement, a “Termination for Cause” means (i) any material failure of the Placement Agent to provide the services in connection with the Placement contemplated in this Agreement, provided that such failure to provide such services is not a result of market, economic or political conditions, the Company’s condition (financial or otherwise), any failure by the Company to perform its obligations hereunder or under the securities laws, or any other circumstances outside the Placement Agent’s control, or (ii) fraud, gross negligence or willful misconduct by the Placement Agent.

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Section 7. PLACEMENT AGENT INFORMATION. The Company agrees that any information or advice rendered by the Placement Agent in connection with this engagement is for the confidential use of the Company only in its evaluation of the Placement and, except as otherwise required by law, the Company will not disclose or otherwise refer to the advice or information in any manner without the Placement Agent’s prior written consent (which will not be unreasonably delayed or withheld).

Section 8. NO FIDUCIARY RELATIONSHIP. This Agreement does not create, and shall not be construed as creating rights enforceable by any person or entity not a party hereto, except those entitled hereto by virtue of the indemnification provisions hereof. The Company acknowledges and agrees that the Placement Agent is not and shall not be construed as a fiduciary of the Company and shall have no duties or liabilities to the equity holders or the creditors of the Company or any other person by virtue of this Agreement or the retention of the Placement Agent hereunder, all of which are hereby expressly waived.

Section 9. CLOSING. The obligations of the Placement Agent and the closing of the sale of the Placement Securities hereunder are subject to the accuracy, when made and on the Closing Date, of the representations and warranties on the part of the Company contained herein and in the Purchase Agreements, to the performance by the Company of its obligations hereunder, and to each of the following additional terms and conditions, except as otherwise disclosed to and acknowledged and waived by the Placement Agent:

A.	All corporate proceedings and other legal matters incident to the authorization, form, execution, delivery and validity of each of this Agreement, the Placement Securities, the Placement Agent Shares and all other legal matters relating to this Agreement and the transactions contemplated hereby with respect to the Placement Securities and the Placement Agent Shares shall be reasonably satisfactory in all material respects to the Placement Agent.

B.	The Placement Agent shall have received, on the Closing Date, a legal opinion of Company Counsel, including without limitation, customary negative assurance coverage, in form and substance reasonably satisfactory to the Placement Agent.

C.	The Placement Agent shall have received, on the Closing Date, a legal opinion of intellectual property legal counsel to the Company, including, without limitation, a negative assurance letter, in form and substance reasonably satisfactory to the Placement Agent.

D.	The Placement Agent shall have received, on or prior to the date of this Agreement, the duly executed Lock-Up Agreements.

E.

The Common Stock must be registered under the Exchange Act. The Company shall have taken no action designed to, or likely to have the effect of, terminating the registration of the Common Stock under the Exchange Act and shall use its commercially reasonable best efforts to avoid delisting or suspending from trading the Common Stock from the Trading Market or other applicable U.S. national exchange.

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F.	No action shall have been taken and no statute, rule, regulation or order shall have been enacted, adopted or issued by any governmental agency or body which would, as of the Closing Date, prevent the issuance of the Placement Agent Shares or the issuance or sale of the Placement Securities or materially and adversely affect or potentially and adversely affect the business or operations of the Company; and no injunction, restraining order or order of any other nature by any federal or state court of competent jurisdiction shall have been issued as of the Closing Date which would prevent the issuance of the Placement Agent Shares or the issuance or sale of the Placement Securities or materially and adversely affect or potentially and adversely affect the business or operations of the Company.

G.	The Company shall have entered into one or more Purchase Agreements with each of the Purchasers who elect to purchase the Placement Securities through a Purchase Agreement (and not by reliance on the Preliminary Prospectus or Prospectus), and such agreements shall be in full force and effect and shall contain representations, warranties and covenants of the Company as agreed upon between the Company and the Purchasers.

H.	FINRA shall have raised no objection to the fairness and reasonableness of the terms and arrangements of this Agreement. In addition, the Company shall, if requested by the Placement Agent, make or authorize Placement Agent’s counsel to make on the Company’s behalf, any filing with the FINRA Corporate Financing Department pursuant to FINRA Rule 5110 with respect to the Placement and pay all filing fees required in connection therewith.

I.	The Placement Agent shall have received (i) on the date of this Agreement, signed letters from each of the Predecessor Auditor and the Auditor addressed to the Placement Agent and dated the date of this Agreement, in form and substance reasonably satisfactory to the Placement Agent, containing statements and information of the type ordinarily included in accountants’ “comfort letters” to underwriters with respect to the financial statements and certain financial information contained in the Registration Statement and the General Disclosure Package, and (ii) on the Closing Date, signed letters from each of the Predecessor Auditor and the Auditor addressed to the Placement Agent and dated the Closing Date, in form and substance reasonably satisfactory to the Placement Agent, containing statements and information of the type ordinarily included in accountants’ “comfort letters” to underwriters with respect to the financial statements and certain financial information contained in the Registration Statement and the Prospectus; provided, that such letters delivered on the date of this Agreement shall use a “cut-off” date no more than two business days prior to the date of this Agreement, and such letters delivered on the Closing Date shall use a “cut-off” date no more than one business day prior to the Closing Date.

J.	The Placement Agent shall have received, on the Closing Date, a customary certificate of two of the Company’s executive officers, to the effect that (i) the representations and warranties of the Company in this Agreement and the Purchase Agreements are true and correct with the same force and effect as though expressly made at and as of the Closing Date, (ii) the Company has complied with all agreements and satisfied all conditions on its part to be performed or satisfied at or prior to the Closing Date, and (iii) no stop order preventing or suspending the effectiveness of the Registration Statement or suspending or preventing the use of the Preliminary Prospectus or the Prospectus has been issued by the Commission and no proceedings for that purpose have been instituted or, to their knowledge, are threatened by the Commission, and a certificate of the Company’s secretary certifying (a) that the Company’s charter documents are true and complete, have not been modified and are in full force and effect; (b) that the resolutions of the Company’s Board of Directors relating to the Placement are in full force and effect and have not been modified; and (c) as to the incumbency of the officers of the Company, in each case dated on the Closing Date.

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K.	The Company shall have submitted (i) a Listing of Additional Shares Notification Form to the Nasdaq Stock Market LLC (“Nasdaq”) with respect to the Shares, the Pre-Funded Warrant Shares, the Warrant Shares and the Placement Agent Shares and shall have received no objection thereto from Nasdaq and (ii) all applications, notifications and supplemental materials required by Nasdaq in connection with the listing of the Warrants on Nasdaq, and Nasdaq shall have approved the listing of the Warrants, subject only to official notice of issuance.

If any of the conditions specified in this Section 9 shall not have been fulfilled when and as required by this Agreement, all obligations of the Placement Agent hereunder may be cancelled by the Placement Agent at, or at any time prior to, the Closing Date. Notice of such cancellation shall be given to the Company in writing or orally. Any such oral notice shall be confirmed promptly thereafter in writing.

Section 10. GOVERNING LAW. This Agreement will be governed by, and construed in accordance with, the laws of the State of New York applicable to agreements made and to be performed entirely in such State, without regard to principles of conflicts of law. This Agreement may not be assigned by either party without the prior written consent of the other party. This Agreement shall be binding upon and inure to the benefit of the parties hereto, and their respective successors and permitted assigns. Any right to trial by jury with respect to any dispute arising under this Agreement or any transaction or conduct in connection herewith is waived. Any dispute arising under this Agreement may be brought into the courts of the State of New York or into the Federal Court located in New York, New York and, by execution and delivery of this Agreement, the Company hereby accepts for itself and in respect of its property, generally and unconditionally, the jurisdiction of aforesaid courts. Each party hereto hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by delivering a copy thereof via overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law. If either party shall commence an action or proceeding to enforce any provisions of this Agreement, then the prevailing party in such action or proceeding shall be reimbursed by the other party for its attorney’s fees and other costs and expenses incurred with the investigation, preparation and prosecution of such action or proceeding.

Section 11. ENTIRE AGREEMENT/MISCELLANEOUS. This Agreement embodies the entire agreement and understanding between the parties hereto, and supersedes all prior agreements and understandings, relating to the subject matter hereof. Notwithstanding anything to the contrary set forth herein, it is understood and agreed by the parties hereto that the terms and conditions of that certain letter agreement between the Company and the Placement Agent dated September 26, 2025, as amended, are superseded by this Agreement. If any provision of this Agreement is determined to be invalid or unenforceable in any respect, such determination will not affect such provision in any other respect or any other provision of this Agreement, which will remain in full force and effect. This Agreement may not be amended or otherwise modified or waived except by an instrument in writing signed by both the Placement Agent and the Company. The representations, warranties, agreements and covenants contained herein shall survive the Closing Date of the Placement and delivery of the Placement Securities, the Pre-Funded Warrant Shares, the Warrant Shares and the Placement Agent Shares for the applicable statutes of limitations. This Agreement may be executed in two or more counterparts, all of which when taken together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party, it being understood that both parties need not sign the same counterpart. In the event that any signature is delivered by facsimile transmission or a .pdf format file, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or .pdf signature page were an original thereof.

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Section 12. NOTICES. Any and all notices or other communications or deliveries required or permitted to be provided hereunder shall be in writing and shall be deemed given and effective on the earliest of (a) the date of transmission, if such notice or communication is sent to the email address specified on the signature pages attached hereto prior to 6:30 p.m. (New York City time) on a business day, (b) the next business day after the date of transmission, if such notice or communication is sent to the email address on the signature pages attached hereto on a day that is not a business day or later than 6:30 p.m. (New York City time) on any business day, (c) the third (3rd) business day following the date of mailing, if sent by an internationally recognized air courier service, or (d) upon actual receipt by the party to whom such notice is required to be given. The address for such notices and communications shall be as set forth on the signature pages hereto.

Section 13. PRESS ANNOUNCEMENTS. The Company agrees that the Placement Agent shall, on and after the Closing Date, have the right to reference the Placement and the Placement Agent’s role in connection therewith in the Placement Agent’s marketing materials and on its website and to place advertisements in financial and other newspapers and journals, in each case at its own expense.

Section 14. PAYMENTS. All payments made or deemed to be made by the Company to the Placement Agent, its affiliates, stockholders, directors, officers, employees, members and controlling persons (within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act) (each, a “Payee”), if any, will be made without withholding or deduction for or on account of any present or future taxes, duties, assessments or governmental charges of whatever nature (other than taxes on net income or similar taxes) imposed or levied by or on behalf of the United States or any political subdivision or any taxing authority thereof or therein unless the Company is or becomes required by law to withhold or deduct such taxes, duties, assessments or other governmental charges. In such event, the Company will pay such additional amounts as will result, after such withholding or deduction, in the receipt by the Payee of the amounts that would otherwise have been receivable in respect thereof. For the avoidance of doubt, all sums payable, paid or deemed payable under this Agreement shall be considered exclusive of value added tax, sales tax or other similar taxes which shall be borne by, paid, collected and remitted by the Company in accordance with applicable law.

Please confirm that the foregoing correctly sets forth our agreement by signing and returning to the Placement Agent the enclosed copy of this Agreement.

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10

The foregoing Agreement is hereby accepted and agreed to as of the date first written above.

BROOKLINE CAPITAL MARKETS

A Division of Arcadia Securities, LLC

By:	/s/ Scott A. Katzmann
Name:	Scott A. Katzmann
Title:	Managing Partner

Address for Notice:

600 Lexington Avenue, 30th Floor

New York, NY 10022

Attention: Scott A. Katzmann

[Signature Page to Placement Agent Agreement]

Accepted and agreed to as of the date first written above:

ERNEXA THERAPEUTICS, INC.

By:	/s/ Sanjeev Luther
Name:	Sanjeev Luther
Title:	President and CEO

Address for Notice:

Ernexa Therapeutics, Inc.

1035 Cambridge Street, Suite 18A

Cambridge, MA 02141

Attention: Sanjeev Luther

[Signature Page to Placement Agent Agreement]

Exhibit A

FORM OF SECURITIES PURCHASE AGREEMENT

A-1